Exhibit 4.20

Contract No.: 2014 (QING) ZZ No. 1002

Maximum Amount Pledge Contract

Important notes: This Contract is signed by the Both Parties on the basis of their own free will and equality with consensus through consultation, all terms are real expressions of the Both Parties. To safeguard legal rights and interests of the Pledgor, the Pledgee has asked the Pledgor to pay special attention to all terms about the rights and interests of the Both Parties, especially for the boldface letters.

Pledgee: Industrial & Commercial Bank of China Co., Ltd., Dongguan Qingxi Branch

(Hereinafter referred to as “Party A”)

Responsible person: Qinggui Zhang

Business address: Qingxi Town, Dongguan City

Tel. and Fax:

Pledgor: Guangdong Lite Array Co., Ltd. (Hereinafter referred to as “Party B”)

Legal representative: John C.K. Sham

Business address or dwelling place: Qingxi Town, Dongguan City

Tel. and Fax:

To ensure the realization of Party A’s creditor’s rights, Party B shall provide the maximum amount pledge guarantee (counter guarantee) with free will. To determine the rights, obligations of the Both Parties, Party A and Party B shall sign this Contract through friendly negotiation in accordance with Contract Law, Guarantee Law, Real Right Law as well as other relevant laws and regulations.

Article I. Guaranteed principal creditor’s right

1.1 The principal debt guaranteed by Party B shall be from April 28, 2014 to April 28, 2015 (including the start date and expiry date) within the maximum balance RMB 9,100,000.00 (capital letters: NINE MILLION AND ONE HUNDRED THOUSAND ONLY) (amount in capital letters shall prevail when it is consistent with the digital amount). Party A shall own the debt right against the Debtor in accordance with the contracts (including Foreign Currency Loan Contract, Foreign Exchange Transfer Loan Contract, Bank Acceptance Agreement, Letter of Credit Opening Agreement/Contract, Open Guarantee Agreement, International and Domestic Trade Financing Agreements, Forward Foreign Exchange Agreement as well as other financial derivative products agreements and other documents (hereinafter referred to as “Principal Contract”)) signed with Guangdong Lite Array Co., Ltd. (hereinafter referred to as “Debtor”), no matter whether the debt expired during the above period, or the debt has been exited before setting the maximum amount.

1.2 Above maximum balance is the sum balance in RMB calculated by different currencies in accordance with the foreign exchange middle price issued by Party A on the date when the main creditor’s rights undertaken by Party B is determined.

Article II Range of pledge guarantee

The maximum amount pledge guarantee range of Party B shall include the principal and the corresponding interest, compound interest, liquidated damages, damage awards, interest and damages, exchange rate loss (incurred due to exchange rate change), pledge storage fee as well as the expenses for realizing pledge right (including but not limited to legal cost, retaining fee, evaluation fee, auction fee, disposing fee and so on), but the expenses for realizing pledge right shall be deducted from the pledge object disposing fee, not included in the maximum balance described in the item 1.1.

Article III Pledge object

3.1 For pledge object, please see Pledge Objects List. As the attachment of this contract, Pledge Objects List has the same legal force as this contract.

3.2 The Pledge Objects List is just the agreement for pledged value and not considered as the valuation basis for Party A disposing the pledge object, and does not constitute any limit to pledge right execution of Party A.

3.3 The effect of Party A’s pledge right refers to fruits produced by the pledge object, as well as the premium, indemnity and compensation caused due to pledge object damaged, lost or collected.

3.4 Party A is entitled to charge the fruits of the pledge object, and the fruits shall be first used as fees for charging fruits.

3.5 The premium, indemnity and compensation caused to Party B due to pledge object damaged, lost or collected shall be used for settlement of principal creditor’s right in advance, or with Party A’s permission, used for recovering the value of the pledge object, or deposited to Party A’s specified account, to guarantee the fulfillment of liabilities under the contract. The undepreciated part of the pledge object shall still be used as the guarantee to the principal creditor’s right.

3.6 If the pledge object may be lost or damaged due to improper keeping of Party A, Party B can require Party A to draw the pledge object, and also require settlement of liabilities in advance and returning of the pledged property.

3.7 Party A has the right to require Party B to provide the corresponding warranty, if Party A’s rights will be harmed when the pledge object may be damaged or discounted obviously due to some reason outside the scope of Party A.

3.8 In accordance with the ratio between the pledged value and maximum balance described in item 1.1, the following warning line and disposal line are established for the pledge object under this contract:

Warning line = Pledge value/Maximum balance described in item 1.1 =         %

Disposal line = Pledge value/Maximum balance described in item 1.1 =         %

When the pledge value reduces below the warning line, Party B shall append the guarantee within the period required by Party A to supplement the pledged value gap caused by decrease of pledged value; when the pledged value reduces below the disposal line, Party A has the right to dispose the pledge object and will be compensated by the obtained payment.

Article IV Delivery and registration

4.1 Party B shall deliver the pledge object or right credential to Party A or its designated agent within 5 days since this contact takes effect. Party A or its designated agent shall issue the detention credential to Party B after accepting the pledge object or right credential, and the keeping fees of the pledge object shall be paid Party B.

4.2 If the pledge object under this contract shall be registered, Party A and Party B shall handle the pledge registration procedure to the concerning registration authority within 5 days since this contract takes effect; if change of registration for registered matters is required, Party A and Party B shall handle the change of registration in time. Unless otherwise specified, the registration charge shall be paid by Party B.

Article V Insurance

(This article applies to pledge of movable property)

5.1 Within 15 days since the signing of this contract, Party B shall handle the pledge insurance procedure as required by Party A. If the pledge insurance cannot be handled one time due to some reason of the insurance authority, Party B shall handle the renewal of insurance in time, to ensure the property insurance of the pledge object within the effective term of this contract cannot be uninterrupted.

5.2 Insurance Policy shall be specified: When an accident is arose, Party A, as a payee of priority for compensation (the first beneficiary), will directly get payment of insurance indemnity from the insurer. There shall be no terms for limiting Party A’s rights and interests in the Insurance Policy.

5.3 Within the effective term of this contract, Party B cannot interrupt or cancel the insurance for any reason. If the insurance is interrupted, Party A is entitled to handle the insurance procedure on behalf of Party B, and all fees shall be paid by Party B.

5.4 Within the effective term of this contract, if insurance accident happened to the pledge object, the insurance compensation shall be disposed as agreed in item 3.5.

Article VI Determination of principal creditor’s right

The creditor’s rights of the maximum amount pledge guarantee are determined in case one of the following situations occurs:

A. Period agreed in item 1.1 expired;

B. New creditor’s rights cannot recur;

C. The pledged property has been closed or detained;

D. The Debtor and Party B have been announced to bankrupt or withdrawn;

E. Others regulated by laws.

Article VII Implementation of pledge right

7.1 Party A is entitled to implement the pledge right in case one of the following situations occurs:

A. When principal creditor’s right is expired (including expiry in advance), the debtor cannot settle;

B. When one of the situations prescribed in item 3.7 under this contract occurs, Party B has not provided the corresponding guarantee;

C. When the pledged value reduces below the warning line agreed in item 3.8, Party B has not appended the guarantee as required by Party A, or the pledge value reduces below the disposal value agreed in item 3.8;

D. Party B or the debtor has been applied for being bankrupt, closing down, settlement and stopping business for internal rectification, and revoked business license or cancelled;

E. Others regulated by laws.

7.2. Party A can auction, sell or cash the pledge object and be compensated by the cashed payment, or use the cashed payment of the pledge object to settle the principal creditor’s right through negotiation with Party B when implementing the pledge right.

7.3 When the pledge object is cashed or the date of delivery is earlier than expiry date of the principal creditor’s right, Party A can cash or draw the pledge object. The cashed payment is used for paying off the liabilities in advance, or deposited to Party A’s specified account to guarantee the fulfillment of the liabilities. The drawn goods shall be delivered and registered by Article IV in this contract, to guarantee the fulfillment of the liabilities; the payment after auctioning or selling the pledge object is used for paying off the liabilities in advance, or deposited to Party A’s specified account to guarantee the fulfillment of the liabilities.

7.4. If Party B can use the certificate of deposit or national bonds to cash or withdraw the right pledge, Party B authorizes Party A to cash or withdraw in advance when implementing the pledge right to pay off the liabilities by the obtained payment when the cashing or withdrawal date is later than date of pledge implementation agreed in item 7.1 by Party A, and the loss caused by this shall be assumed by Party B.

7.5 If the payment arising from the pledge object punishment is inconsistent with the currency in the primary contract, it shall be exchange to the currency in the primary contract by the appropriate exchange ratio published by Party A to pay off the liabilities under the contract.

Article VIII Statement and guarantee of Party B

Party B shall make the following statements and guarantees:

8.1 Party B is the owner of the pledge or the operation manager authorized by the State, the pledge has no dispute about ownership, usage right or operation right: all necessary authorizations or approvals have been obtained in accordance with the procedures and rights regulated in the memorandum of association for providing the pledge guarantee for Party A without violating laws and regulations as well as other relevant regulations.

8.2 In case it is a listed company or a holding company of a listed company, it shall perform the information disclosure obligation for this guarantee item in time in accordance with Securities Act, Securities Act, Stock Exchange Listing Rules as well as other laws and regulations.

8.3 Completely learned about the purpose of debts under the Principal Contract, providing the pledge guarantee for the Pledgee is based on free will. The expression under this Contract is really true. For the international and domestic trade financing, Party B shall acknowledge that the basis of financing is true without any fraud.

8.4 All necessary authorizations or approvals have been obtained for signing this Contract.

8.5 The pledge right may be set for the pledge object under this Contract without any restriction;

8.6 In case the pledge object has any flaw, full and reasonable description shall be made for the flaw. In case the pledge object has set the pledge right, it shall inform Party A truthfully.

8.7 The pledge object under this Contract shall be not made any disposal, such as real right guarantee, gifting or transferring.

8.8 The pledge object shall not belong to common property. In case it belongs to common property, approval has already been obtained from common owners in written.

8.9 In case the main creditor’s rights guaranteed by this Contract is that Party A provides international trade financing to the debtor, Party B shall accept and recognize the international common practice of relevant businesses.

Article IX Promise of Party B

Party B shall make the following promises to Party A:

9.1 In case one of the following situations occurs, Party B may continue to perform the guarantee obligations under this Contract without the approval from Party B:

A. Party A changes the Principal Contract by consulting with the debtor, without adding the debt of the debtor or extending the time period;

B. Under the international and domestic trade financing items, Party A and the debtor make change for letter of credit related to the Principal Contract without adding the payment obligation under the letter of credit or extending the payment time period;

C. In case Party A has transferred the main creditor’s rights.

9.2 Within the effective period of this Contract, the disposed pledge object shall not be presented, transferred or used by others without the approval from Party A.

9.3 Shall undertake all expenses produced by Party A for realizing the pledge right of this Contract, including but not limited to legal cost, retaining fee, evaluation fee, auction fee, disposing fee and so on.

9.4 Damage to Party A or the third party caused by the pledge object not due to the reason of Party A, Party B shall undertake compensation responsibilities.

9.5 When the pledge right has already or may be damaged by the third party, it shall inform Party A in time and help Party A to avoid the damage.

9.6 In case deposit receipt, certificate-type government loan, bank acceptance draft has been used for pledge, it shall not report the loss to stop paying in any way. In case accounts receivable has been used for pledge, it shall provide the required information about registering pledge, and sign the registering agreement and registering extending and change agreement with Party A.

9.7 Shall provide active coordination when Party A realizes the pledge right without setting any hinder to prevent Party A performing the pledge right.

9.8 In case one of the following events occurs, it shall inform Party A timely:

A. Change in registered name, memorandum of association, operating range, registered capital, legal representative, major stock rights change;

B. Stop production, dismiss, clearing accounts, out of business, cancellation of license, cancelled or petition for bankruptcy;

C. Already or may be involved in major case or economic dispute, lawsuit, arbitration or property is detained by law, closed down, held in custody or supervised;

D. As a natural person, Party B’s effective ID Card No., dwelling place, working organization, contact method changed.

9.9 Sign the written notice issued by Party A in time.

9.10 In case there are other guarantees for the main creditor’s rights of Party A, no matter this guarantee is provided by the debtor or the third party, Party A shall have the rights to decide the sequence to realize the guarantee, Party B shall promise not to put forward the counterargument. In case Party A gives up, changes or losses other guarantee rights under the Principal Contract, the guarantee responsibilities of Party B shall continue to be effective without becoming invalid or reduced for this.

9.11 Under domestic letter of credit, the buyer financing of domestic letter of credit, import letter of credit and import documentary credit/ import paying service, once one of the following situations occurs, Party B shall have the non-defense pledge guarantee obligation, Party B shall not put forward exemption or counterargument because any judicial authority or administrative organization issues any payment stopping order, restraining order or adopts detaining, closing, holding in custody and other measures or similar measures;

A. The person specified or authorized by Party A has paid in accordance with the requirements of Party A;

B. Party A or the person specified or authorized by Party A has provided due payment confirmation for the goods payment under domestic letter of credit or made acceptance for documents under import letter of credit in good faith.

C. The confirming bank of letter of credit has performed the payment obligations in good faith.

D. The negotiation bank of letter of credit has performed the negotiation obligations in good faith.

9.12 Under the shipping guarantee, endorsement of bill of lading, unauthorized withdrawal, Party B shall not put forward exemption or counterargument because the borrower refuses to pay the funds under letter of credit.

Article X Promise of Party A

Party A shall make below promises to Party B:

10.1 Party A shall keep secret for all related documents, financial data and other relative but undisclosed information provided by Party B under the duty of Contract, but shall exclude the additional rules of the laws and regulations.

10.2 Keep pledged properties properly.

10.3 The remaining from dispose of the pledged property income after paying off all the debt within the scope of the pledged collateral, Party A shall return the remaining part to Party B in time.

10.4 Debtor shall pay off all debts in terms of the Main Contract, or Party B shall pay for Party A all claims under the provisions of the Main Contract, Party A shall return the pledged property and its ownership certificate, invoices, other related information or the Pledgor right certificate to Party B in time.

Article XI Breach of contract

11.1 Either Party fails to perform any of the obligations, or breach any statements, guarantees and promises under this Contract since the Contract becoming effective, then such Party shall be in breach of the Contract. It shall compensate for the other Party if caused lost.

11.2 Except the contract specially specified, either Party breaches the contract, the other Party shall have the right to adopt any other measures in the laws and regulations of PRC.

Article XII Validity, amendment and termination

12.1 This Contract shall come into effect since the date when it is signed by both Parties, and shall be terminated till the date of Party A’s debts fully paid off under the Main Contract.

12.2 Any changes in this Contract shall be in written form after negotiating by both parties. The amendments or agreements shall be a part of the Contract, have the equal legal effect to the Contract. The other parts shall be still valid except the changing part; the original articles are still effective before the amendments become effective.

12.3 Any invalid or unenforceable articles under this Contract shall not influence the other articles’ validity and enforceability, nor influence the validity of the entire Contract.

12.4 The Contract’s amendment and termination shall not affect the right of each Party to claim damages. Termination of the Contract shall not influence the contractual provisions relating to the effectiveness of dispute resolution.

Article XIII Settlement of disputes

The conclusion of this Contract, effectiveness, interpretation, implementation and settlement of dispute shall be governed by the laws of the People’s Republic of China. In the event of any dispute and controversy arising out of or relating to this Contract, the Parties shall resolve through consultations; if can not be resolved by consultation, then shall be settled according to the below method B:

A. The dispute shall be submitted to Arbitration Commission, in accordance with its effective arbitration rules in the time of submitting arbitration application, for arbitration at (arbitration place). The arbitration award shall be final and binding on the Parties.

B. The dispute shall be solved through litigation at Party A’s local court.

Article XIV Others

14.1 Party B shall not transfer the entire or partial rights or duties under this Contract without Party A’s agreement in written form.

14.2 Before confirming the creditor’s rights of maximum amount pledge, Party A can transfer the pledge right of the maximum amount together if transfer the partial creditor’s rights.

14.3 Party A fails or delays to exercise a right under this Contract, shall not operate as a waiver or change thereof, nor shall preclude any other future exercise thereof.

14.4 According to rules of the relative laws and regulations or other normative documents or the request of financial regulators, Party A shall have right to provide the relative information of the Contract and other related information to the People’s Bank of China Credit Information Basic Database or other legal setting up credit database, for organizations or individuals with appropriate qualifications to query and use. Party A shall also have the right to query Party B’s related information through the People’s Bank of China Credit Information Basic Database or other legal setting up credit database for the purpose of the Contract’s conclusion and implementation.

14.5 This Contract is executed in two originals, each Party and has one original, shall be equally authentic.

Article XV Other items agreed by the Both Parties

15.1 The Party A and Party B shall mutually agreed: the security provided under this agreement shall be same as the one signed in between Industrial & Commercial Bank of China Co., Ltd., Dongguan Qingxi Branch (Party A) AND Guangdong Lite Array Co., Ltd (Party B) on January 3, 2014 under the Contract No: 2014 (QING) No. 1001 General Import T/T Finance Agreement and those obligations and responsibilities of the pledgor.

Appendix: Pledge Objects List

Party A (Seal): Industrial & Commercial Bank of China Co., Ltd., Dongguan Qingxi Branch

(Sealed)

Authorized Representative: Qinggui Zhang

Party B: Guangdong Lite Array Co., Ltd. (Sealed)

Legal Representative (Authorized Representative): John C.K. Sham

Common Owners of Pledge Objects:

Date of Signature: April 28, 2014

Appendix:

Pledge Objects List

Name	Ownership Certificate or Document of Title	Condition	Value or Estimated Value	Others
Fixed Deposit Receipt of Organization	YUE B00004116	In good condition	RMB 9,100,000.00

Pledgor: John C.K. Sham

Common Owners of Pledge Objects (if any): Guangdong Lite Array Co., Ltd. (Sealed)

Pledgee: Qinggui Zhang Industrial & Commercial Bank of China Co., Ltd., Dongguan Qingxi Branch (Sealed)